Certificate This is to certify that these articles are effective on JUNE 23 JUIN, 2000	Ontario Corporate Number 1105064

ARTICLES OF AMENDMENT
STATUTS DE MODIFICATION

1. The name of the corporation is:	Denomination soc/ale de Ia société:
Stellar International Inc.

2. The name of the corporation is changed to (if applicable):	Nouvelle denomination sociale de Ia société (s’il y a lieu):

3. Date of incorporation/amalgamation:

Date de Ia Constitution ou de Ia fusion:

14 - November - 1994

SUBDIVISION OF COMMON SHARES

1.

By subdividing the Common Shares of the Corporation on the basis that one existing Common Share which is issued and outstanding shall become 1,788.05 Common Shares.

DELETION OF CLASS ‘A’ PREFERENCE SHARES

2.

By deleting the words “Unlimited number of Class ‘A’ Preference Shares” in article 6 thereof and the provisions in article 7 thereof it their entirety.

CREATION OF PREFERRED SHARES

3.

By adding the words “Unlimited number of Preferred Shares” to article 6 thereof and the following provisions to article 7 thereof:

“Subject to the provisions of the Business Corporations Act (Ontario), as now enacted or as the same may from time to time be amended, re-enacted or replaced (and in the case of such amendment, re-enactment or replacement any references herein shall be read as referring to such mended, re-enacted or replaced provisions) and subject to the provisions of any unanimous shareholders agreement in respect of the Corporation, the preferred shares of the Corporation (the “Preferred Shares”) shall have attached thereto, as a class, the following preferences, rights, conditions, restrictions, limitations and prohibitions:

1.

Definitions:

In these preferred share conditions, unless the context otherwise requires:

“Common Shares” means common shares in the capital of the Corporation;

“Corporation” means Stellar International Inc., a corporation incorporated under the laws of the Province of Ontario;

“Dissolution Event” means the event of the liquidation, winding-up or dissolution of the Corporation, whether voluntary or involuntary, or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs;

“Liquidity Event” shall mean either (i) the Corporation obtaining a listing or quotation of the Common Shares on a recognized North American stock exchange or quotation service, including, without limitation, The Toronto Stock Exchange, the Canadian Venture Exchange, the Canadian Dealing Network Inc. or NASDAQ, which provides liquidity for the Common Shares, in connection with an initial public offering of the Common Shares raising net proceeds to the Company (after underwriting fees and out-of-pocket expenses) of not less than Cdn.$1,400,000, or (ii) any transaction which provides holders of Common Shares with comparable liquidity that such holders would have received if such listing or quotation was obtained, including by means of a reverse take-over, merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, sale of all or substantially all of Corporation=s assets, exchange of assets or similar transaction or other combination with a reporting issuer or a U.S. reporting company; and

“Redemption Amount” for each Preferred Share shall be equal to Cdn.$0.12.

2.

Priority

(a) The Preferred Shares shall rank as regards rights to dividends pan passu to all other series or classes of shares in the capital of the Corporation and shall rank as regards the return of capital as hereby provided in priority to all other series or classes of shares in the capital of the Corporation (including, without limitation, the Common Shares), but shall not confer any further rights to participate in profits or assets of the Corporation.

(b) No series or class of shares in the capital of the Corporation may be created or issued ranking as to return of capital in priority to the Preferred Shares without the consent as hereinafter defined of the holders of the Preferred Shares.

3.

Dividends:

The Preferred Shares shall confer upon the holders thereof the right to a dividend when and if declared by the board of directors of the Corporation out of the funds of the Corporation available for the payment of dividends.

4.

Dissolution:

In the event of the occurrence of a Dissolution Event, no payment or distribution shall be made to the holders of other shares in the capital of the Corporation ranking subordinate to the Preferred Shares until there has been paid to the holders of the Preferred Shares the amount paid up on each Preferred Share together with any dividends declared at the date of the occurrence of the Dissolution Event and unpaid but, subject to this provision, the surplus assets, if any, shall belong to and be divided among the holders of the other shares in the capital of the Corporation in accordance with their respective rights.

5.

Conversion:

(a) Upon the occurrence of a Liquidity Event, all the Preferred Shares issued and outstanding shall immediately be converted into Common Shares upon the basis of one Common Share for each outstanding Preferred Share. Forthwith following a Liquidity Event, the Corporation shall provide written notice of the occurrence of the Liquidity Event to the registered holders of Preferred Shares at the address of such holders shown on the books of the Corporation. Upon delivery to the Corporation, at its registered office or to any transfer agent or registrar for the Common Shares, by the person registered on the books of the Corporation as the holder of the Preferred Shares, of the certificate or certificates representing the Preferred Shares, the Corporation shall, at its expense, issue and deliver as soon as practicable thereafter certificates representing the Common Shares upon the basis above prescribed and in accordance with the provisions hereof to the registered holders of the Preferred Shares. All Common Shares resulting from any conversion provided for herein shall be fully paid and non-assessable.

(b) Each holder of Preferred Shares whose shares are to be converted in whole or in part shall be deemed to have become the holder of record of the Common Shares into which such Preferred Shares are converted, for all purposes, on the first business day following the Liquidity Event, notwithstanding any delay in the delivery of the certificate or certificates representing the Common Shares into which such Preferred Shares have been converted and, effective as of such date, the holder of Preferred Shares shall cease to be registered as the holder of record of the Preferred Shares so converted.

(c) Neither the Preferred Shares nor the Common Shares shall be subdivided, consolidated, reclassified or otherwise changed unless contemporaneously therewith each of the other classes of shares then outstanding is subdivided, consolidated, reclassified or otherwise changed in the same proportion and in the same manner.

6.

Retraction:

(a) Subject to the provisions of the Business Corporations Act (Ontario), a holder of Preferred Shares shall be entitled to require the Corporation to redeem at any time following December 22, 2001 any or all of the Preferred Shares registered in the name of the holder at a price equal to the Redemption Amount.

(b) Each holder of Preferred Shares who desires to have the Corporation redeem any or all of the Preferred Shares registered in his or her name must surrender the certificate or certificates representing such Preferred Shares at the registered office of the Corporation accompanied by a notice in writing (hereinafter called a “Retraction Notice”) signed by such holder requiring the Corporation to redeem all or a specified number of the Preferred Shares represented thereby. As soon as practicable following receipt of a Refraction Notice and in any case within one year of receipt of a Retraction Notice, the Corporation shall pay or cause to be paid to or to the order of the registered holder of the Preferred Shares to be redeemed the Redemption Amount per each share specified in the Retraction Notice. If only a part of the shares represented by any certificate are redeemed a new certificate for the balance shall be issued at the expense of the Corporation.

(c) If, on receipt of a Retraction Notice, the Corporation determines that by reason of the provisions of the Business Corporations Act (Ontario) (the “Redemption Restriction”), it will be unable to redeem all of the Preferred Shares in respect of which it has received a Retraction Notice accompanied by certificates for the purposes of redemption, the Corporation shall give to the affected holders of Preferred Shares a notice which shall include a statement of the maximum number of Preferred Shares which it then believes it will be permitted to redeem and provided the Corporation has acted in good faith in making such determination, the Corporation will redeem such number thereof as it is then permitted to redeem, which shall be selected, for those holders that are affected, as nearly as may be pro rata (disregarding fractions) in proportion to the total number of Preferred Shares so presented and surrendered for redemption by each such holder thereof. If any Preferred Shares duly presented and surrendered to the Corporation for redemption are not redeemed or purchased as aforesaid because of the existence of a Redemption Restriction, the Corporation shall continue to hold the Preferred Shares not so redeemed and shall, as soon as possible thereafter, give to each affected holder thereof:

(i)

a certificate of the auditors of the Corporation confirming the number of  Preferred Shares of such holder which are subject to the
Redemption Restriction; and

(ii)

the undertaking of the Corporation to redeem as soon as possible thereafter (when permitted without breaching the Redemption Restriction), that number of the Preferred Shares presented and surrendered to the Corporation for redemption and not theretofore redeemed or withdrawn as the Corporation is then permitted to redeem (provided that until such shares are so redeemed or withdrawn the rights of the holder (including the right to dividends) shall remain unaffected).

The holder of any such shares which are subject to a Redemption Restriction may require the Corporation to return to him or her all or any part of his or her Preferred Shares held by the Corporation with the result that the obligation of the Corporation to redeem the shares so returned shall cease but without prejudice to the rights of the holder thereof to thereafter deliver a Retraction Notice in respect thereof.

7.

Redemption:

Subject to the provisions of the Business Corporations Act (Ontario), on the earlier of

(i) December 22, 2000, and (ii) the date which is 30 days following the date of issuance of a receipt by the Ontario Securities Commission in respect of a (final) prospectus of the Corporation qualifying the distribution to the public of Common Shares (provided that a Liquidity Event has not occurred prior to the expiry of such 30 day period), the Corporation may, upon giving notice as hereinafter provided, redeem the whole or any part of the Preferred Shares on payment for each such share to be redeemed of the Redemption Amount. Not less than thirty (30) days notice in writing of such redemption shall be given by mailing such notice to the registered holders of the Preferred Shares to be redeemed, specifying the date and the place or places of redemption. If notice of any such redemption shall be given by the Corporation in the manner aforesaid, then unless the Redemption Amount due on any Preferred Shares so to be redeemed shall not be paid when due upon surrender of the certificates representing such Preferred Shares, after the date so fixed for redemption the holders thereof shall have no rights against the Corporation in respect of such Preferred Shares except to receive payment of the applicable Redemption Amount thereof upon the surrender of the certificates representing such shares. If only a part pf the shares represented by any certificate are redeemed a new certificate for the balance shall be issued at the expense of the Corporation.

8.

Voting:
The holders of the Preferred Shares shall not be entitled as such (except as otherwise provided by the Business Corporations Act (Ontario)) to receive notice of or to attend any meeting of the shareholders of the Corporation and shall not be entitled to vote at any such meeting; the holders of the Preferred Shares shall, however, be entitled to notice of meetings of the shareholders of the Corporation called for the purpose of authorizing the dissolution of the Corporation or the sale of its undertaking or a substantial part thereof.

9.

Amendment of Articles to Vary Rights:

Any amendment to the articles of the Corporation to delete or vary any right, privilege, condition or restriction attaching to the Preferred Shares or to create shares ranking in priority to or on a parity with the Preferred Shares, in addition to the authorization by special resolution, must be authorized by at least two-thirds of the votes cast at a meeting of the holders of the Preferred Shares duly called for the purpose in accordance with the by1aws of the Corporation, and each holder of a Preferred Share shall be entitled to one vote at such meeting in respect of each Preferred Share then held.”

OTHER PROVISIONS

4.

By adding to paragraph 9 of the Articles the following:

“The number of shareholders of the Corporation, exclusive of persons in its employment and exclusive of persons who, having been formerly in the employment of the Corporation, were, while in that employment and have continued after termination of that employment to be, shareholders of the Corporation, is limited to not more than fifty (50), two (2) or more persons who are the joint registered owners of one or more shares being counted for such purposes as one (1) shareholder.

Any invitation to the public to subscribe for securities of the Corporation is prohibited.”

5. The amendment has been duly authorized as required by Sections 168 & 170 (as applicable) of the Business Corporations Act.	La modification a été dûment autorisée conformément aux articles 168 at 170 (solon le cas) de la Loi .surles sociétés par actions.
6. The resolution authorizing the amendment was approved by the shareholders/directors (as applicable) of the corporation on	Los actionnaires ou los adninistrateurs (salon Ia cas) de la société ontt approuvé la réso!ution autarisant Is modification le

22- June- 2000
(Day, Month, Year)
(jour, mois, année)

These articles are signed In duplicate.

Las présents statuts sont signés en double exemplaire.

Stellar International Inc. (name of corporation)
By: /s/ Peter Riehl ________________ Peter Riehl	Description of Office) (Fonction) President